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                                                                    EXHIBIT 99.5

                      FINANCIAL INSTITUTIONS SERIES TRUST

                           SUMMIT CASH RESERVES FUND

                        INVESTMENT MANAGEMENT AGREEMENT

     AGREEMENT made this 9th day of July, 1997 by and between FINANCIAL INSTITUTIONS SERIES TRUST, a Massachusetts business trust (hereinafter referred to as the "Trust"), and FUND ASSET MANAGEMENT, L.P., a Delaware limited partnership (hereinafter referred to as the "Investment Manager").

                                  WITNESSETH:

     WHEREAS, the Trust is engaged in business as a diversified open-end investment company registered under the Investment Company Act of 1940, as amended (hereinafter referred to as the "Investment Company Act"); and

     WHEREAS, the Trust is authorized to establish separate series, each of which will offer a separate class of shares; and

     WHEREAS, the Trust has established the SUMMIT CASH RESERVES FUND (the "Money Fund") as a series of the Trust; and

     WHEREAS, the Investment Manager is engaged in business as a registered investment adviser under the Investment Advisers Act of 1940, as amended; and

     WHEREAS, the Investment Manager is willing to provide management and investment advisory services to the Money Fund on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

                                   ARTICLE I

                        DUTIES OF THE INVESTMENT MANAGER

     The Trust hereby retains the Investment Manager to act as the manager and investment adviser of the Money Fund and to furnish, or arrange for affiliates to furnish, the investment advisory and management services described below, subject to the supervision of the Trustees of the Trust, for the period and on the terms and conditions set forth in this Agreement. The Investment Manager hereby accepts such employment and agrees during such period, at its expense, to render, or arrange for the rendering of, such services and to assume the obligations provided for herein. The Investment Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.
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     (a)  Investment Advisory Services.  The Investment Manager shall provide, or arrange for affiliates to provide, the Trust with such investment research, advice and supervision as the latter may from time to time consider necessary for the proper supervision of the funds of the Money Fund. The Investment Manager shall act as an investment adviser to the Trust and as such shall furnish continuously an investment program and shall determine from time to time which securities shall be purchased, sold or exchanged and what portion of the assets of the Money Fund shall be held in the various money market securities or cash, subject always to the restrictions of the Declaration of Trust and By-Laws of the Trust, as amended from time to time, the provisions of the Investment Company Act and the statements relating to the Trust's investment objectives, investment policies and investment restrictions as the same are set forth in the currently effective prospectus and statement of additional information relating to the shares of beneficial interest of the Money Fund under the Securities Act of 1933, as amended (the "Prospectus"). The Investment Manager shall also make decisions for the Trust as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Trust's portfolio securities shall be exercised. Should the Trustees of the Trust at any time, however, make any definite determination as to investment policy and notify the Investment Manager thereof in writing, the Investment Manager shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Investment Manager shall take, on behalf of the Money Fund, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Money Fund's account with brokers or dealers selected by it, and to that end, the Investment Manager is authorized as the agent of the Trust to give instructions to the Custodian of the Money Fund as to deliveries of securities and payments of cash for the account of the Money Fund. In connection with the selection of such brokers or dealers and the placing of such orders, the Investment Manager is directed at all times to conduct portfolio transactions for the Money Fund in accordance with the policies determined by the Board of Trustees of the Trust and set forth in the Prospectus. Subject to this requirement and the provisions of the Investment Company Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Investment Manager may select brokers or dealers with which it or the Trust is affiliated.

     (b) Management Services. In addition to investment advisory services, the Investment Manager shall perform, or supervise the performance of, management and administrative services in connection with the management of the Money Fund and, on behalf of the Money Fund, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other shareholder service agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. In this connection, the Investment Manager shall provide the Money Fund with office space, equipment and facilities and such other services as the Investment Manager shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Investment Manager shall make reports to the Board of Trustees of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Money Fund as it shall determine to be desirable.

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                                   ARTICLE II

                       ALLOCATION OF CHARGES AND EXPENSES

     (a) The Investment Manager. The Investment Manager assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement, and shall, at its own expense, provide the office space, equipment and facilities which it is obligated to provide under Article I(b) hereof, and shall pay all compensation of officers of the Trust and all trustees of the Trust who are affiliated persons of the Investment Manager.

     (b) The Trust. The Trust assumes and shall pay or cause to be paid all other expenses of the Money Fund (except for the expenses incurred by the Distributor), including general administrative expenses of the Trust which are allocated among its separate series on the basis of their respective asset size. The expenses to be paid by the Trust include, without limitation: redemption expenses, expenses of portfolio transactions, expenses of registering shares under Federal and state securities laws, pricing costs (including the daily calculation of net asset value), expenses of printing shareholder reports and prospectuses, charges of the Custodian and Transfer Agent, Securities and Exchange Commission fees, interest, taxes, fees and actual out-of-pocket expenses of trustees who are not affiliated persons of the Investment Manager, fees for legal and auditing services, litigation expenses, costs of printing proxies and other expenses related to shareholder meetings, and other expenses properly payable by the Trust. The Distributor will pay certain of the expenses of the Money Fund incurred in connection with the continuous offering of Money Fund shares.

                                  ARTICLE III

                     COMPENSATION OF THE INVESTMENT MANAGER

     (a) Investment Management Fee. For the services rendered, the facilities furnished and the expenses assumed by the Investment Manager, the Trust shall pay to the Investment Manager compensation at the annual rate of 0.50 of 1.00% (0.50%), commencing on the day following effectiveness hereof.

Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily and paid monthly by applying the annual rate to the average daily net assets of the Money Fund determined as of the close of business each day. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Subject to the provisions of subsection (b) hereof, payment of the Investment Manager's compensation for the preceding month shall be made as promptly as possible after completion of the computations contemplated by subsection (b) hereof. To the extent the Fund invests in shares of Merrill Lynch Retirement Reserves Money Fund or shares of any other registered investment company advised by the Investment Manager or its affiliates, the Investment Manager will not be paid a separate management fee from the Trust.

     (b) Expense Limitations. In the event the operating expenses of the Money Fund, including amounts payable to the Investment Manager pursuant to subsection
(a) hereof, for any

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fiscal year ending on a date on which this Agreement is in effect exceed the expense limitations applicable to the Money Fund imposed by applicable state securities laws or regulations thereunder, as such limitations may be raised or lowered from time to time, the Investment Manager shall reduce its management fee by the extent of such excess and, if required pursuant to any such laws or regulations, will reimburse the Money Fund in the amount of such excess; provided, however, to the extent permitted by law, there shall be excluded from such expenses the amount of any interest, taxes, brokerage commissions and extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto) paid or payable by the Money Fund. Whenever the expenses of the Money Fund exceed a pro rata portion of the applicable annual expense limitations, the estimated amount of reimbursement under such limitations shall be applicable as an offset against the monthly payment of the fee due to the Investment Manager. Should two or more such expense limitations be applicable as at the end of the last business day of the month, that expense limitation which results in the largest reduction in the Investment Manager's fee shall be applicable.

                                   ARTICLE IV

               LIMITATION OF LIABILITY OF THE INVESTMENT MANAGER

     The Investment Manager shall not be liable for any error of judgement or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Money Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder as used in this
Article IV, the term "Investment Manager" shall include directors, officers and employees of the Investment Manager as well as that corporation itself.

                                   ARTICLE V

                      ACTIVITIES OF THE INVESTMENT MANAGER

     The services of the Investment Manager to the Money Fund are not to be deemed to be exclusive, the Investment Manager being free to render services to others. It is understood that trustees, officers, employees and shareholders of the Trust and Money Fund are or may become interested in the Investment Manager, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Investment Manager are or may become similarly interested in the Fund and Money Fund, and that the Investment Manager may become interested in the Trust and Money Fund as shareholder or otherwise.

                                   ARTICLE VI

                   DURATION AND TERMINATION OF THIS AGREEMENT

     This Agreement shall become effective as of the date first above written and shall remain in force until June 30, 1999 and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Board of Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of the Money Fund, and (ii) a majority of those Trustees who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

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     This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Money Fund, or by the Investment Manager, on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

                                  ARTICLE VII

                          AMENDMENTS OF THIS AGREEMENT

     This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the vote of a majority of outstanding voting securities of the Money Fund, and (ii) a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

                                  ARTICLE VIII

                          DEFINITIONS OF CERTAIN TERMS

     The terms "vote of a majority of the outstanding voting securities", "assignment", "affiliated person" and "interested person", when used in this Agreement, shall have the respective meanings specified in the Investment Company Act.

                                   ARTICLE IX

                                 GOVERNING LAW

     This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

                                   ARTICLE X

                               PERSONAL LIABILITY

     The Declaration of Trust establishing Financial Institutions Series Trust, dated July 10, 1987, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Financial Institutions Series Trust" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Financial Institutions Series Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Financial Institutions Series Trust, but the Trust Estate only shall be liable.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

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                    FINANCIAL INSTITUTIONS SERIES TRUST

                    By_________________________________

                    FUND ASSET MANAGEMENT, L.P.

                    By_________________________________

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